Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Funds III of our reports dated May 4, 2023 and December 15, 2023, relating to the financial statements and financial highlights, which appear in John Hancock Global Shareholder Yield Fund (one of the funds constituting John Hancock Funds III Trust) and John Hancock Tax-Advantaged Global Shareholder Yield Fund’s (one of the funds constituting John Hancock Funds Trust) Annual Reports on Form N-CSR for the year ended March 31, 2023 and October 31, 2023. We also consent to the references to us under the headings “Experts”, “Exhibit A Form of Agreement and Plan of Reorganization and Termination” and “Exhibit B Financial Highlights of the Funds” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 23, 2024